Exhibit 10.3

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of June 24, 2005, by and between Venture Banking Group, a division of Greater Bay Bank N.A. (“Bank”) and FOCUS ENHANCEMENTS, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of November 15, 2004, as amended (the “Agreement”).  Borrower and Bank desire to amend certain provisions of the Agreement, all in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.             Amendments to Agreement.  The Agreement is hereby amended as follows:

(a)           The following new defined terms are added to Section 1.1 in their proper alphabetical order:

“Committed Bridge Line” means a credit extension of up to Two Million Five Hundred Thousand Dollars ($2,500,000).

“Bridge Advance” or “Bridge Advances” means a loan advance under the Committed Bridge Line.

“Bridge Maturity Date” means December 24, 2006.

(b)           A new Section 2.1.2 is added to the Agreement, which shall read as follows:

2.1.2        Bridge Advances.

(a)           Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Bridge Advances to Borrower in an aggregate outstanding amount not to exceed the Committed Bridge Line.  Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1.2 may be repaid and reborrowed at any time prior to the Bridge Maturity Date.

(b)           Whenever Borrower desires a Bridge Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Bridge Advance is to be made.  Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto.  Bank is authorized to make Bridge Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Bridge Advances are necessary to meet Obligations which have become due and remain unpaid.  Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.  Bank will credit the amount of Bridge Advances made under this Section 2.1.2 to Borrower’s deposit account.  Borrower shall deliver to Bank a promissory note in substantially the form of Exhibit C-2.

(c)           The Committed Bridge Line shall terminate on the Bridge Maturity Date, at which time all Bridge Advances under this Section 2.1.2 shall be immediately due and payable.

(c)           Section 2.3(a) is amended by adding the following at the end thereof:

Except as set forth in Section 2.3(b), any Bridge Advances shall bear interest on the average daily balance thereof at a per annum rate equal to the Prime Rate plus one percent (1.0%).

(d)           Exhibit C-2 shall be in the form of Exhibit C-2 attached hereto.

2.             Limited Waiver.  Bank hereby waives Borrower’s obligation to comply with Section 6.8 of the Agreement for the fiscal quarters ending June 30, 2005 and September 30, 2005.  Such waiver does not constitute a waiver (i) of compliance with that section as of any other dates, (ii) of any other failure by Borrower to comply with the Agreement or any other Events of Default, now existing or hereafter arising, or (iii) Bank’s right to require compliance at all times with the terms and conditions of the Agreement.  Bank reserves all rights under the Agreement and under applicable law.  All other terms and conditions of the Agreement of or relating to the Committed Revolving Line remain in full force and effect.

3.             Conditions Precedent to Effectiveness.  This Amendment shall become effective only upon:

(a)           receipt by the Bank of the following (each of which shall be in form and substance satisfactory to Bank):

(i)            counterparts of this Amendment duly executed on behalf of the Borrower and the Bank;

(ii)           copies of resolutions of the Board of Directors or other authorizing documents of Borrower, authorizing the execution and delivery of this Amendment;

(iii)          a promissory note evidencing the amounts owing under Section 2.1.2 of the Agreement;

(iv)          a credit application from Carl Berg;

(v)           an affirmation of guaranty and intercreditor agreement by Carl Berg;

(b)           Bank shall have received a loan facility fee in the amount of Twelve Thousand Five Hundred Dollars ($12,500), plus an amount equal to all Bank Expenses incurred in connection with this Amendment; and

(c)           completion of such other matters and delivery of such other agreements, documents and certificates as Bank may reasonably request.

4.             Representation and Warranties.  Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

5.             MISCELLANEOUS.

(a)           Successors and Assigns.  This Amendment shall be binding upon and shall inure to the benefit of Borrower and Bank and their respective successors and assigns; provided, however, that the foregoing shall not authorize any assignment by Borrower of its rights or duties hereunder.

(b)           Entire Agreement.  This Amendment and the Loan Documents contain the entire agreement of the parties hereto and supersede any other oral or written agreements or understandings.

(c)           Course of Dealing; Waivers.  No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right.  Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance.  Any suspension or waiver of a right must be in writing signed by an officer of Bank.

(d)           Legal Effect.  Except as amended by this Amendment, the Loan Documents remain in full force and effect.  If any provision of this Amendment conflicts with applicable law, such provision shall be deemed severed from this Amendment, and the balance of this Amendment shall remain in full force and effect.  Unless otherwise defined, all capitalized terms in this Amendment shall have the meaning set forth in the Agreement.

(e)           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

FOCUS ENHANCEMENTS, INC.

By	/s/ Gary Williams

Title	VP of Finance & CFO

VENTURE BANKING GROUP, A DIVISION OF GREATER BAY BANK N.A.

By	/s/ Todd Racine

Title	Vice President